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                                                                     EXHIBIT 3.2

              SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                              QUEST SOFTWARE, INC.,
                            a California Corporation

                The undersigned Vincent C. Smith and David M. Doyle hereby certify that:

                ONE: They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of said corporation.

                TWO: The Amended and Restated Articles of Incorporation (the "Articles") of said corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

                The name of this corporation is Quest Software, Inc.

                                   ARTICLE II

                The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

        A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock which the corporation is authorized to issue is Eighty Million (80,000,000) shares. Seventy-Five Million (75,000,000) shares shall be Common Stock, no par value per share, and Five Million (5,000,000) shares shall be Preferred Stock, no par value per share.

        B. Preferred Stock. The Preferred Stock authorized by these Second Amended and Restated Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Second Amended and Restated Articles of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.



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                                   ARTICLE IV

        Cumulative Voting. Shareholders shall not be entitled to cumulate their votes for the election of directors of the corporation. This Article IV shall become effective only when the corporation becomes, and only for so long as the corporation remains, a listed corporation within the meaning of Section 301.5 of the California Corporations Code.

                                   ARTICLE V

        A. Limitation of Directors' Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        B. Indemnification of Agents. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

        C. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection of a director, officer or other "agent" of the corporation existing at the time of such repeal or modification.

                THREE: The foregoing amendment has been approved by the Board of Directors of said corporation.

                FOUR: The foregoing amendment and restatement of the Articles has been duly approved by the required vote of shareholders in accordance with the Articles and Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 24,257,045 shares of capital stock, 2,666,667 shares of Series A Preferred Stock and 1,777,778 shares of Series B Redeemable Preferred Stock. The number of shares of capital stock voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of capital stock of the Corporation, a majority of the outstanding shares of Series A Preferred Stock of the Corporation, and a majority of the outstanding shares of Series B Redeemable Preferred Stock of the Corporation.

                The undersigned further declare under penalty of perjury under the laws of the State of California that they have read these Second Amended and Restated Articles of Incorporation and that the matters set forth in this document are true and correct of their own knowledge.



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                IN WITNESS WHEREOF, the undersigned have executed these Second
Amended and Restated Articles of Incorporation at Newport Beach, California on July ____, 1999.


                                        ----------------------------------------
                                        VINCENT C. SMITH



                                        ----------------------------------------
                                        DAVID M. DOYLE


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